Exhibit 10.73

AMENDMENT NO. 1

TO

SEVERANCE AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of December 24, 2008, amends that certain Severance Agreement (the “Agreement”) entered into on April 4, 2008, by and between Force Protection, Inc., a Nevada corporation (the “Company”), and Daniel Busher (the “Executive”).

WHEREAS, in order to avoid certain adverse federal income tax consequences to the Executive as a result of Section 409A of the Internal Revenue Code of 1986, as amended, the Company and the Executive desire to enter into this Amendment to amend certain provisions of the Agreement in accordance with Section 21 of the Agreement.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements in the Agreement and herein, the Company and the Executive hereby agree as follows:

1.                                       Capitalized Terms.  Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

2.                                       Section 1(d) of the Agreement is amended in its entirety to read as follows:

“(d)                           “Change in Control Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control.”

3.                                       The third sentence in the last paragraph of Section 1(g) of the Agreement is amended in its entirety to read as follows:

“The Executive must provide notice of termination of employment (in accordance with the provisions of Section 14(b)) within ninety (90) days of the initial existence of an event constituting Good Reason (including any such event which occurs prior to a Change in Control pursuant to the first sentence of this paragraph) or such event shall not constitute Good Reason under this Agreement.”

4.                                       Section 3(b) of the Agreement is amended in its entirety to read as follows:

“a lump-sum cash amount within the calendar year next following the calendar year during which the Date of Termination occurs equal to the product of (i) the annual bonus the Executive would have been paid for the calendar year during which the Date of Termination occurs based on the achievement of actual performance goals and (ii) a fraction, the numerator of which the number days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365) (the “Pro-Rata Bonus”);”

5.                                       Section 3(c) of the Agreement is amended in its entirety to read as follows:

“(c)                            a lump-sum cash amount on the 55th day following the Date of Termination equal to one times the sum of (A) the Executive’s annual base salary and (B) the greatest of (1) the Executive’s target bonus for the fiscal year in which the Executive’s Date of Termination occurs and (2) the average of the actual bonuses earned by the Executive in respect of the two (2) preceding fiscal years of the Company immediately preceding the fiscal year in which the Date of Termination occurs;”

6.                                       Section 3(e) of the Agreement is amended in its entirety to read as follows:

“(e)                            with respect to outstanding equity awards held by the Executive as of the Date of Termination, all stock options and stock appreciation rights that would become vested and exercisable if the Executive had continued to be employed with the Company during the twelve (12) month period commencing on the Date of Termination shall vest and become exercisable and the restrictions on all restricted stock awards, restricted stock units and other equity or incentive awards that would have lapsed if the Executive had continued to be employed with the Company during the twelve (12) month period commencing on the Date of Termination shall lapse and such awards shall become immediately payable; provided, however, that if any such award is subject to Section 409A (as defined in Section 19, below), the provisions of this Section 3(e) will not result in the immediate payment of such award if such payment would result in the imposition of tax, interest and/or penalties upon the Executive under Section 409A, in which case such payment shall be made at the earliest time such payment can be made without resulting in the imposition of tax, interest and/or penalties upon the Executive under Section 409A; and”

7.                                       Section 4(c) of the Agreement is amended in its entirety to read as follows:

“(c)                            a lump-sum cash amount on the 55th day following the Date of Termination (or, if later, the date of the Change in Control) equal to one and one-half times the sum of: (A) the Executive’s highest rate of annual base salary during the 12-month period prior to the Date of Termination; and (B) the greatest of (1) the Executive’s target bonus for the fiscal year in which the Executive’s Date of Termination occurs, (2) the Executive’s target bonus for the fiscal year in which the Change in Control occurs and (3) the average of the actual bonuses earned by the Executive in respect of the two (2) preceding fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs;”

8.                                       Section 4(e) of the Agreement is amended in its entirety to read as follows:

“(e)                            with respect to outstanding equity awards held by the Executive as of the Date of Termination, all stock options and stock appreciation rights shall vest and become exercisable and the restrictions on all restricted stock awards, restricted stock units and other equity or incentive awards shall lapse and such awards shall become immediately payable; provided, however, that if any such award is subject to Section 409A

(as defined in Section 19, below), the provisions of this Section 3(e) will not result in the immediate payment of such award if such payment would result in the imposition of tax, interest and/or penalties upon the Executive under Section 409A, in which case such payment shall be made at the earliest time such payment can be made without resulting in the imposition of tax, interest and/or penalties upon the Executive under Section 409A; and”

9.                                       The last sentence of Section 4 of the Agreement is amended in its entirety to read as follows:

“Notwithstanding anything herein to the contrary, if the Executive becomes entitled to, and receives, payments and benefits pursuant to Section 3 and thereafter becomes entitled to payments and benefits pursuant to this Section 4, payments under this Section 4 shall be promptly paid following the Change in Control (and in no event later than the March 15th of the calendar year following the calendar year in which the Change in Control occurs) and such payments and benefits shall be reduced by any amounts received pursuant to Section 3.  In addition, the Executive’s right to receive the lump sum cash payment pursuant to Sections 3(c) or 4(c) shall terminate on March 15th of the calendar year following the calendar year in which the Window Period commenced, and no such amount shall be payable thereafter.”

10.                                 The first sentence in Section 6 of the Agreement is amended in its entirety to read as follows:

“Any amounts payable pursuant to this Agreement (other than Accrued Amounts and Other Benefits) shall only be payable if the Executive executes and delivers to the Company (and does not revoke) a general release of claims in a form substantially in the form of Exhibit A attached hereto, and such release becomes irrevocable within fifty-five (55) days following the Executive’s Date of Termination.”

11.                                 The last sentence of Section 7(a) of the Agreement is deleted in its entirety.

12.                                 The first sentence of Section 14(b) of the Agreement is amended in its entirety to read as follows:

“A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than thirty (30) nor more than sixty (60) days after the giving of such notice or, if later, the date of the Change in Control if the Executive gives notice of an event described in Section 1(g) which occurs prior to a Change in Control).”

13.                                 Section 19 of the Agreement is amended by adding the following language at the end thereof to read as follows:

“Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).”

14.                                 Counterparts.  This Amendment may be executed (including by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts) in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

15.                                 Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of South Carolina without regard to the principle of conflicts of laws.

16.                                 Headings.  Section headings are for convenience only and shall not be considered a part of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed, effective as of the date first written above.

Force Protection, Inc.

By:	/s/ Lenna Ruth Macdonald
Name: Lenna Ruth Macdonald
Title: Chief Strategy Officer, General Counsel & Corporate Secretary

EXECUTIVE

By:	/s/ Daniel Busher
Name: Daniel Busher
Title: Executive Vice President, Operations